SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): April 27, 2007

BRAVO! BRANDS INC.
(Exact name of registrant as specified in its amended charter)

Delaware	0-20539	62-1681831
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

11300 US Highway 1, Suite 400
North Palm Beach, Florida 33408 USA
(Address of principal executive offices)

(561) 625-1411
Registrant's telephone number

(Former name or former address if changed since last report)
Item 3.02

On May 1, 2007, the Company closed a funding transaction with six accredited institutional investors, for the issuance and sale of 18.5 million shares of the Company’s common stock to the Subscribers for $740,000. The Company also issued five year warrants for the purchase of an additional 9.25 million shares of common stock at an exercise price of $0.04 per share. The securities are restricted and have been issued pursuant to an exemption to the registration requirements of Section 5 of the Securities Act of 1933 for “transactions of the issuer not involving any public offering” provided in Section 4(2) of the Act and pursuant to a Regulation D offering.

Item 5.01

On April 30, 2007, the Company’s Board of Directors voted to terminate the employment of Roy G. Warren, who had held the position of Chief Executive Officer of the Company since May 1999. Mr. Warren will remain as a director of the Company. The employment of Michael Edwards, who held the position of Chief Revenue Officer of the Company since 2003, also has been terminated, effective May 1, 2007.

Item 8.01

On April 27, 2007, the Company terminated 34 of its 62 employees. These terminations included the release of Mr. Stanley Harris, who had served as the Company’s Chief of Marketing since January 2006. The Company’s total monthly payroll expense has been reduced by in excess of 50%.

Item 9.01

Exhibits

99.1	Form of Securities Purchase Agreement
99.2	Form of Warrant

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bravo! Brand Inc.

Date: May 1, 2007	By:	/s/ Roy D. Toulan, Jr.
Roy D. Toulan, Jr.,
Vice President, General Counsel

Exhibit 99.1 Form of Securities Purchase Agreement